As filed with the Securities and Exchange Commission on April 16, 1997
                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                        GENTLE DENTAL SERVICE CORPORATION
             (Exact name of registrant as specified in its charter)

                                 --------------

            Washington                                     91-1577891
  (State or other jurisdiction                           (IRS Employer
of incorporation or organization)                      Identification No.)

900 Washington Street, Suite 1100
Vancouver, Washington                                        98660
(Address of Principal                                      (Zip Code)
Executive Offices)

                                 --------------

                        GENTLE DENTAL SERVICE CORPORATION
                          Employee Stock Purchase Plan
              Professional Corporation Employee Stock Purchase Plan
                              (Full title of plans)

                                 --------------

                             L. THEODORE VAN EERDEN
                             Chief Financial Officer
                        Gentle Dental Service Corporation
                        900 Washington Street, Suite 1100
                           Vancouver, Washington 98660
                     (Name and address of agent for service)

   Telephone number, including area code, of agent for service: (360) 750-7975

                                    Copy to:

                               STUART W. CHESTLER
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2300
                           Portland, Oregon 97204-1268

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------
                                                Proposed        Proposed
                                                Maximum         Maximum         Amount
                             Amount             Offering        Aggregate       of Regis-
Title of Securities          to Be              Price Per       Offering        tration
to Be Registered             Registered         Share(1)        Price(1)        Fee
-------------------          ----------         ---------       ---------       ---------
Common Stock                 500,000 Shares     $3.875          $1,937,500      $587
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $3.875, which was the average of the high and low prices of the Common Stock on April 14, 1997 as reported by Nasdaq.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents By Reference.
          ----------------------------------------

     The following documents filed by Gentle Dental Service Corporation (the "Registrant") with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.   Description of Securities.
          --------------------------

     The Registrant is authorized to issue 50,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock.

     Holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Registrant out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding up of the Registrant, holders of Common Stock are entitled to share equally and ratably in the assets of the Registrant, if any, remaining after the payment of all liabilities of the Registrant and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Registrant may issue in the future.

     The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations, and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights, and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Registrant. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. There are no shares of Preferred Stock outstanding.

     The potential issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Registrant, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Registrant has no plans to issue shares of Preferred Stock.

     Washington law contains provisions relating to "significant business transactions" that may have the effect of delaying or discouraging a hostile takeover of the Registrant. Chapter 23B.19 of the Washington Business Corporation Act (the "Statute") applies to all Washington corporations that have a class of voting stock registered under section 12 or section 15 of the Exchange Act. The Statute prohibits, subject to certain exceptions, a corporation from entering into any "significant business transactions" with an "Acquiring Person" (defined generally as a person or affiliated group who acquires 10% or more of the outstanding voting securities of a corporation without the prior approval of the corporation's board of directors) for a period of five years after such person or affiliated group becomes an Acquiring Person. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. The Statute also provides, however, that a corporation may enter into a "significant business transaction" with an Acquiring Person if the per share consideration paid to holders of outstanding shares of Common Stock and other classes of stock of the corporation meet certain minimum "fair price" criteria.

Item 5.   Interests of Named Experts and Counsel.
          ---------------------------------------

     Not Applicable.

Item 6.   Indemnification of Directors and Officers.
          ------------------------------------------

     Article VIII of the Registrant's Restated Articles of Incorporation, as amended (the "Articles"), authorizes indemnification of directors of the Registrant to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). In addition, Section 10 the Registrant's Bylaws requires the Registrant to indemnify directors and former directors of the Registrant to the fullest extent permitted by applicable law, and permits the Registrant to indemnify officers, employees, and agents of the Registrant. The effects of the Articles, Bylaws and the Act (the "Indemnification Provisions") are summarized as follows:

          (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Registrant) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the director or former director concerned (i) acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Registrant or, in all other cases, not opposed to the best interests of the Registrant, (ii) was not adjudged liable on the basis of receipt of an improper personal benefit and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the director or former director did not meet the required standards of conduct.

          (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Registrant against the expenses (including attorney fees) actually and reasonably incurred if the director or former director concerned acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Registrant, or in all other cases, not opposed to the best interests of the Registrant; except that no right of indemnification will be granted if the director or former director is adjudged to be liable to the Registrant.

          (c) Every director and officer who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification for reasonable expenses as a matter of right.

          (d) Because the limits of permissible indemnification under Washington law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

          (e) The Registrant shall advance to a director or former director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or former director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the director or former director did not meet the required standard of conduct.

          (f) The Registrant may, by action of the Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees, and agents of the Registrant on the same terms and with the same scope as described above.

     The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 7.  Exemption From Registration Claimed.
         ------------------------------------

     Not Applicable.

Item 8.  Exhibits.
         ---------

     4.1 Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2, File No. 333-13529 (the "SB-2")).

     4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's SB-2).

     5.1  Opinion of Stoel Rives LLP.

     23.1 Consent of Price Waterhouse LLP.

     23.2 Consent of Moss Adams LLP.

     23.3 Consent of Stoel Rives LLP (included in Exhibit 5.1).

     24.1 Powers of Attorney.

Item 9.  Undertakings.
         -------------

     The Registrant will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington on April 16, 1997.

                                       GENTLE DENTAL SERVICE CORPORATION


                                       By: L. THEODORE VAN EERDEN
                                           -------------------------------------
                                           L. Theodore Van Eerden
                                           Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 16, 1997.

Signature                                      Title
---------                                      -----

Principal Executive Officer:


*DANY Y. TSE
----------------------------------     President, Chief Executive
Dany Y. Tse, DMD                       Officer, and Director


Principal Financial and
Accounting Officer:


L. THEODORE VAN EERDEN
----------------------------------     Chief Financial Officer and
L. Theodore Van Eerden                 Corporate Secretary


*RICHARD A. ARMSTRONG
----------------------------------     Director
Richard A. Armstrong


*KENNETH D. HOOTEN
----------------------------------     Director
Kenneth D. Hooten

*DANIEL P. HUNT
----------------------------------     Director
Daniel P. Hunt


*JERALD L. WILLBUR
----------------------------------     Director
Jerald L. Willbur, Ed.D.


*CRAIG W. WONG
----------------------------------     Director
Craig W. Wong, DMD



----------------------------------     Director
Paul H. Keckley


*GERALD R. AARON
----------------------------------     Director
Gerald R. Aaron


                                      *By:  L. THEODORE VAN EERDEN
                                            ------------------------------------
                                            L. Theodore Van Eerden
                                            Attorney-in-fact

                                  EXHIBIT INDEX


Exhibit
Number    Document Description
-------   --------------------

  4.1 Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2, File No. 333-13529 (the "SB-2")).

  4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's SB-2).

  5.1     Opinion of Stoel Rives LLP.

  23.1    Consent of Price Waterhouse LLP.

  23.2    Consent of Moss Adams LLP.

  23.3    Consent of Stoel Rives LLP (included in Exhibit 5.1).

  24.1    Powers of Attorney.